EXHIBIT 3.1

Certificate of Incorporation

of

Lendway, Inc.

ARTICLE I

NAME AND PURPOSE

The name of the corporation is Lendway, Inc. (hereinafter the “Corporation”). The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE II

REGISTERED OFFICE

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

EFFECTIVENESS

The Certificate of Incorporation shall become effective in the State of Delaware at 1:01 a.m. Eastern Time on August 4, 2023.

ARTICLE IV

INCORPORATOR

The name and address of the incorporator are:

Name	Mailing Address
Zackery A. Weber	5000 West 36th Street, Suite 220 Minneapolis, MN 55416

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation and the names and mailing addresses of the persons who are to serve as directors until their successors are elected and qualify are attached as Exhibit A hereto.

ARTICLE V

CAPITAL

The aggregate number of shares of stock the Corporation is authorized to issue is 5,714,285 shares of common stock, par value of $.01 per share (the “Common Stock”).

All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the Board of Directors from time to time and of any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

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ARTICLE VI

WRITTEN ACTION WITHOUT MEETING

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by all of the members of the Board of Directors then in office.

Any action required or permitted to be taken at a meeting of the stockholders of the Corporation may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action. The written action is effective when it has been signed by all of those stockholders, unless a different effective time is provided in the written action.

ARTICLE VII

CUMULATIVE VOTING DENIED

No holder of stock of the Corporation shall be entitled to any cumulative voting rights.

ARTICLE VIII

PRE-EMPTIVE RIGHTS DENIED

No holder of stock of the Corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the Corporation, nor any right of subscription to any part thereof.

ARTICLE IX

THE BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors shall consist of not less than two nor more than nine persons, who need not be stockholders.

Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor.

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ARTICLE X

LIMITATION ON LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty as a director or other act or omission as a director of the Corporation. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is hereafter amended to authorize any further limitations of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

ARTICLE XI

ELECTION OF DIRECTORS

Each director shall be elected at a meeting of stockholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors if the number of nominees exceeds the number of directors to be elected. For purposes of this Article XI, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.

ARTICLE XII AMENDMENTS

Any bylaw of the Corporation may be amended or repealed by the Board of Directors, provided that, after adoption of the initial bylaws, the Board of Directors shall not adopt, amend, or repeal a bylaw fixing a quorum for meetings of stockholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office. The Board of Directors may adopt or amend a bylaw to increase the number of directors.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on the 2nd day of August, 2023.

By:	/s/ Zackery A. Weber
Name:	Zackery A. Weber
Title:	Sole Incorporator

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Exhibit A

Name	Mailing Address
Mary H. Herfurth	5000 West 36th Street, Suite 220 Minneapolis, MN 55416
Chad B. Johnson
Mark R. Jundt
Matthew R. Kelly
Daniel C. Philp
Nicholas J. Swenson
Loren A. Unterseher

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